UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2009

U.S. AUTO PARTS NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17150 South Margay Avenue, Carson, CA 90746
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 735-0553

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry Into a Material Definitive Agreement.

On February 16, 2009, U.S. Auto Parts Network, Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Theodore R. Sanders, Jr., pursuant to which Mr. Sanders will serve as the Company’s Chief Financial Officer effective as of February 16, 2009.

Pursuant to the terms of the Employment Agreement, Mr. Sanders will receive an initial annual base salary of $300,000, subject to annual performance review, and will also receive a lump sum signing and retention bonus of $25,000 in February 2009.  This bonus must be repaid to the Company by Mr. Sanders in the event his employment with the Company is terminated for Cause or if he resigns without Good Reason (both as defined in the Employment Agreement), provided that such repayment amount will be reduced by $2,083 for each month of employment with the Company that Mr. Sanders completes.  Mr. Sanders will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors.  While Mr. Sanders will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination for any reason other than for Cause or other than as a result of his own voluntary resignation without Good Reason, Mr. Sanders will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with the Company’s regular pay practices), plus a pro-rated portion of his annual performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination of employment.

In connection with the Employment Agreement, Mr. Sanders was granted two, ten year stock options under the Company’s 2007 New Employee Incentive Plan (the “Plan”) and Non-Qualified Stock Option Agreements, consisting of a performance-based option to purchase up to an aggregate of 100,000 shares of the Company’s common stock, which vests based upon the attainment of certain stock price metrics (the “Performance Option”), and an option to purchase up to an aggregate of 400,000 shares of the Company’s common stock, which vests over a four year period (the “Second Option”).  The exercise price for both options is $1.15, which was the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant.  Both options terminate on February 15, 2019, unless earlier terminated in accordance with the Plan and the related stock option agreements.

The shares underlying the Performance Option will vest and become exercisable if the monthly average closing sales price of the Company’s common stock as reported by the NASDAQ (the “Average Closing Price”) equals or exceeds $5.00 per share in any consecutive three month period during the term of employment.   In addition, if the Average Closing Price for the foregoing milestone has been achieved during the one or two calendar months prior to his termination of employment (other than for Cause or due to death or disability) or upon his resignation for Good Reason, Mr. Sanders may have up to an additional two months following his termination of employment to attain the stock price milestones.  The stock price milestones will be adjusted for any stock dividends, splits, combinations or similar events with respect to the Company’s common stock.

The Second Option vests over a four year period, with 25% vesting and becoming exercisable on February 16, 2010, and the remainder vests and becomes exercisable in 36 equal monthly installments thereafter.  In the event that Mr. Sanders’s employment with the Company is terminated for any reason other than for Cause or if he resigns without Good Reason following certain changes in control of the Company, the Second Option will immediately vest and become fully exercisable.

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 17, 2009, the Company announced that Mr. Sanders joined the Company as its Chief Financial Officer effective February 16, 2009. The full text of the press release is included as Exhibit 99.1 to this Report and is incorporated herein by reference.  The information disclosed in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 17, 2009, of U.S. Auto Parts Network, Inc.

10.62	Employment Agreement dated February 16, 2009 between the Company and Ted Sanders.

10.63	Non-Qualified Stock Option Agreement dated February 16, 2009

10.64	Non-Qualified Stock Option Agreement dated February 16, 2009 (Performance)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2009	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ SHANE EVANGELIST
Shane Evangelist Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 17, 2009, of U.S. Auto Parts Network, Inc.

10.62	Employment Agreement dated February 16, 2009 between the Company and Ted Sanders.

10.63	Non-Qualified Stock Option Agreement dated February 16, 2009

10.64	Non-Qualified Stock Option Agreement dated February 16, 2009 (Performance)